UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3
to
SCHEDULE TO
Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

SYBASE, INC.
(Name of Subject Company (Issuer) and Name of Filing Person (Offeror))
Common Stock, Par Value $0.001 Per Share
(including associated rights issued under the Preferred Stock Rights Agreement)
(Title of Class of Securities)
871130100
(CUSIP Number of Class of Securities)

Daniel R. Carl, Esq.
Vice President, General Counsel and Secretary
One Sybase Drive
Dublin, CA 94568
(925) 236-5000
(Name, address and telephone number of person authorized to receive notices and communication on behalf of Filing Persons)
Copy to:
Bradley L. Finkelstein, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Tel: (650) 493-9300

CALCULATION OF REGISTRATION FEE

Transaction Valuation*	Amount of Filing Fee**
$300,000,000	$11,790.00

*	Estimated for purposes of calculating the amount of the filing fee only, this amount is based on the purchase of 10,000,000 shares of common stock at the maximum tender offer price of $30.00 per share.

**	The Amount of Filing Fee calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $39.30 for each $1,000,000 of the value of the transaction.
     ☑     Check the box if any part of the filing fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $11,790.00	Filing Party: Sybase, Inc.
Form or Registration No.: Schedule TO	Date Filed: March 10, 2008
     ☐ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
     Check the appropriate boxes below to designate any transaction to which the statement relates:
     ☐     third party tender offer subject to Rule 14d-1.
     ☑     issuer tender offer subject to Rule 13e-4.
     ☐     going private transaction subject to Rule 13e-3.
     ☐     amendment to Schedule 13D under Rule 13d-2.
     Check the following box if the filing is a final amendment reporting the results of the tender offer: ☑

INTRODUCTION
     Sybase, Inc., a Delaware corporation, hereby amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission on March 10, 2008 and as amended and supplemented on March 27, 2008 and April 8, 2008 (as so amended, the “Schedule TO”). The Schedule TO, as amended by this Amendment No. 3, relates to the offer by Sybase to purchase up to 10,000,000 shares of its common stock, par value $0.001 per share, including the associated rights issued under the Preferred Stock Rights Agreement, dated July 31, 2002, as amended, between the Company and the American Stock Transfer & Trust Company, as Rights Agent, at a price not greater than $30.00 nor less than $28.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 10, 2008 (the “Offer to Purchase”), previously filed as Exhibit (a)(1)(A) to the Schedule TO, and the related Letter of Transmittal, previously filed as Exhibit (a)(1)(B) to the Schedule TO (which, as amended or supplemented from time to time, together constitute the “Offer”). The Offer expired at 5:00 p.m., New York City time, on Monday, April 7, 2008. This Amendment No. 3, as it amends and supplements the Schedule TO, is intended to satisfy the reporting requirements of Rule 13e-4(c)(3) of the Securities Exchange Act of 1934, as amended.
     Only those items amended are reported in this Amendment No. 3. Except as specifically provided herein, the information contained in the Schedule TO remains unchanged and this Amendment No. 3 does not modify any of the information previously reported on Schedule TO.
Item 11. Additional Information.
     Item 11(b) of the Schedule TO is hereby amended and supplemented by adding the following:
     On April 15, 2008, the Company issued a press release announcing the final results of the Offer, which expired at 5:00 pm, New York City time on Monday, April 7, 2008. A copy of the press release is filed as Exhibit (a)(1)(K) to the Schedule TO and is incorporated herein by reference.
ITEM 12. EXHIBITS.

(a)(1)(A)*	Offer to Purchase dated March 10, 2008.

(a)(1)(B)*	Letter of Transmittal.

(a)(1)(C)*	Notice of Guaranteed Delivery.

(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated March 10, 2008.

(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated March 10, 2008.

(a)(1)(F)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(a)(1)(G)	Press Release, dated February 26, 2008, incorporated by reference from Exhibit 99.1 to the Company’s Report on Form 8-K dated February 26, 2008.

(a)(1)(H)*	Summary Advertisement dated March 10, 2008.

(a)(1)(I)*	Press Release, dated March 10, 2008.

(a)(1)(J)**	Press release dated April 8, 2008, announcing preliminary results of modified “Dutch Auction” tender offer.

(a)(1)(K)***	Press release dated April 15, 2008, announcing final results of modified “Dutch Auction” tender offer.

(a)(2)	Not Applicable.

(a)(3)	Not Applicable.

(a)(4)	Not Applicable.

(b)	Not Applicable.

(d)(1)	Preferred Stock Rights Agreement dated as of July 31, 2002 between the Company and American Stock Transfer & Trust Co. (incorporated by reference from Exhibit 4.1 to the Company’s Report on Form 8-K filed on August 5, 2002).

(d)(2)	Amendment No. 1 dated as of February 14, 2005 to the Preferred Stock Rights Agreement dated as of July 31, 2002 between the Company and American Stock Transfer & Trust Co. (incorporated by reference to Exhibit 4.2 to the Company’s Report on Form 8-K filed on February 17, 2005).

(d)(3)	1988 Stock Option Plan and Forms of Incentive Stock Option Agreements and Nonstatutory Stock Option Agreements, as amended (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

(d)(4)	Sybase, Inc. 401(k) Plan, as amended (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

(d)(5)	Amendment No. 2 to the Sybase, Inc. 401(k) Plan dated December 22, 2005 (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

(d)(6)	Sybase, Inc. 1992 Director Stock Option Plan, as amended (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

(d)(7)	Sybase, Inc. 2001 Director Stock Option Plan (incorporated by reference to the Company’s Registration Statement on Form S-8 filed June 19, 2001).

(d)(8)	Sybase, Inc. 1996 Stock Plan, as amended (incorporated by reference to the Company’s Registration Statement on Form S-8 filed June 19, 2001).

(d)(9)	Form of Indemnification Agreement (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

(d)(10)	Form of Amended and Restated Change of Control Agreement (standard version) (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on December 20, 2007).

(d)(11)	Form of Amended and Restated Change of Control Agreement (enhanced version) (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on December 20, 2007).

(d)(12)	Amended and Restated 1991 Employee Stock Purchase Plan, as amended February 2, 2005 and Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan, as amended February 2, 2005 (incorporated by reference to the Exhibits filed with the Company’s Registration Statement on Form S-8 filed on July 29, 2005).

(d)(13)	Second Amended and Restated Employment Agreement between the Company and John S. Chen dated as of December 18, 2007 (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on December 20, 2007).

(d)(14)	Amended and Restated Change of Control Agreement between the Company and John Chen dated December 18, 2007 (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on December 20, 2007).

(d)(15)	Financial Fusion, Inc. 2000 Stock Option Plan (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2000).

(d)(16)	Financial Fusion, Inc. 2001 Stock Option Plan (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

(d)(17)	iAnywhere Solutions, Inc. Stock Option Plan (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

(d)(18)	Form of Notice of Grant and Restricted Stock Purchase Agreement (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

(d)(19)	Letter dated February 5, 2008 to John S. Chen regarding 2008 compensation (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on February 8, 2008).

(d)(20)	Amended and Restated Sybase, Inc. 2003 Stock Plan (incorporated by reference to the Company’s Registration Statement on Form S-8 filed on August 9, 2007).

(d)(21)	Letter dated February 5, 2008 to Jeffrey Ross regarding 2008 compensation (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on February 8, 2008).

(d)(22)	Letter dated February 5, 2008 to Marty Beard regarding 2008 compensation (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on February 8, 2008).

(d)(23)	Letter dated February 5, 2008 to Raj Nathan regarding 2008 compensation (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on February 8, 2008).

(d)(24)	Letter dated February 5, 2008 to Steve Capelli regarding 2008 compensation (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on February 8, 2008).

(d)(25)	Summary of Vesting Terms for 2008 Grants to Chen, Ross, Beard, Nathan and Capelli (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on February 8, 2008).

(g)	Not Applicable.

(h)	Not Applicable.

*	Previously filed on Schedule TO on March 10, 2008.

**	Previously filed with Amendment No. 2 to Schedule TO on April 8, 2008.

***	Filed herewith.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 15, 2008	SYBASE, INC.
	By:	/s/ Daniel R. Carl
		Name:	Daniel R. Carl
		Title:	Vice President, General Counsel and Secretary

Exhibit Index

(a)(1)(A)*	Offer to Purchase dated March 10, 2008.

(a)(1)(B)*	Letter of Transmittal.

(a)(1)(C)*	Notice of Guaranteed Delivery.

(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated March 10, 2008.

(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated March 10, 2008.

(a)(1)(F)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(a)(1)(G)	Press Release, dated February 26, 2008, incorporated by reference from Exhibit 99.1 to the Company’s Report on Form 8-K dated February 26, 2008.

(a)(1)(H)*	Summary Advertisement dated March 10, 2008.

(a)(1)(I)*	Press Release, dated March 10, 2008.

(a)(1)(J)**	Press release dated April 8, 2008, announcing preliminary results of modified “Dutch Auction” tender offer.

(a)(1)(K)***	Press release dated April 15, 2008, announcing final results of modified “Dutch Auction” tender offer.

(a)(2)	Not Applicable.

(a)(3)	Not Applicable.

(a)(4)	Not Applicable.

(b)	Not Applicable.

(d)(1)	Preferred Stock Rights Agreement dated as of July 31, 2002 between the Company and American Stock Transfer & Trust Co. (incorporated by reference from Exhibit 4.1 to the Company’s Report on Form 8-K filed on August 5, 2002).

(d)(2)	Amendment No. 1 dated as of February 14, 2005 to the Preferred Stock Rights Agreement dated as of July 31, 2002 between the Company and American Stock Transfer & Trust Co. (incorporated by reference to Exhibit 4.2 to the Company’s Report on Form 8-K filed on February 17, 2005).

(d)(3)	1988 Stock Option Plan and Forms of Incentive Stock Option Agreements and Nonstatutory Stock Option Agreements, as amended (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

(d)(4)	Sybase, Inc. 401(k) Plan, as amended (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

(d)(5)	Amendment No. 2 to the Sybase, Inc. 401(k) Plan dated December 22, 2005 (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

(d)(6)	Sybase, Inc. 1992 Director Stock Option Plan, as amended (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

(d)(7)	Sybase, Inc. 2001 Director Stock Option Plan (incorporated by reference to the Company’s Registration Statement on Form S-8 filed June 19, 2001).

(d)(8)	Sybase, Inc. 1996 Stock Plan, as amended (incorporated by reference to the Company’s Registration Statement on Form S-8 filed June 19, 2001).

(d)(9)	Form of Indemnification Agreement (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

(d)(10)	Form of Amended and Restated Change of Control Agreement (standard version) (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on December 20, 2007).

(d)(11)	Form of Amended and Restated Change of Control Agreement (enhanced version) (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on December 20, 2007).

(d)(12)	Amended and Restated 1991 Employee Stock Purchase Plan, as amended February 2, 2005 and Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan, as amended February 2, 2005 (incorporated by reference to the Exhibits filed with the Company’s Registration Statement on Form S-8 filed on July 29, 2005).

(d)(13)	Second Amended and Restated Employment Agreement between the Company and John S. Chen dated as of December 18, 2007 (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on December 20, 2007).

(d)(14)	Amended and Restated Change of Control Agreement between the Company and John Chen dated December 18, 2007 (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on December 20, 2007).

(d)(15)	Financial Fusion, Inc. 2000 Stock Option Plan (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2000).

(d)(16)	Financial Fusion, Inc. 2001 Stock Option Plan (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

(d)(17)	iAnywhere Solutions, Inc. Stock Option Plan (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

(d)(18)	Form of Notice of Grant and Restricted Stock Purchase Agreement (incorporated by reference to the Exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

(d)(19)	Letter dated February 5, 2008 to John S. Chen regarding 2008 compensation (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on February 8, 2008).

(d)(20)	Amended and Restated Sybase, Inc. 2003 Stock Plan (incorporated by reference to the Company’s Registration Statement on Form S-8 filed on August 9, 2007).

(d)(21)	Letter dated February 5, 2008 to Jeffrey Ross regarding 2008 compensation (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on February 8, 2008).

(d)(22)	Letter dated February 5, 2008 to Marty Beard regarding 2008 compensation (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on February 8, 2008).
(d)(23)	Letter dated February 5, 2008 to Raj Nathan regarding 2008 compensation (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on February 8, 2008).

(d)(24)	Letter dated February 5, 2008 to Steve Capelli regarding 2008 compensation (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on February 8, 2008).

(d)(25)	Summary of Vesting Terms for 2008 Grants to Chen, Ross, Beard, Nathan and Capelli (incorporated by reference to the Exhibits filed with the Company’s Report on Form 8-K filed on February 8, 2008).

(g)	Not Applicable.

(h)	Not Applicable.

*	Previously filed on Schedule TO on March 10, 2008.

**	Previously filed with Amendment No. 2 to Schedule TO on April 8, 2008.

***	Filed herewith.